Exhibit 99.1

845 Third Avenue, 6th Floor, New York, NY 10022	www.enherentcorp.com

phone 646 290.5101       fax 646 290.5001
January 12, 2007
Dear Fellow Shareholder,
During the course of the past year management’s focus was on stabilizing the revenue base and achieving consistent positive EBIDTA and positive cash flow. Our current plans include continuing to grow our operations by identifying areas with significant growth potential and providing those services to our client base.
We currently serve more than 100 clients including many state and local governments, fortune 500 companies and middle market enterprises. We are also proud of our status as an IBM Premier Business Partner and believe this relationship uniquely positions us to attract new business.
As part of our long term commitment to improve shareholder value we are pleased to announce that the company has engaged Network 1 Financial Securities Inc. as our financial consultant effective January 1, 2007. We will be working with Network 1 to develop a growth and acquisition strategy that takes advantage of our current operations and positioning. Network 1 will also assist in our shareholder communications. Should investors have any questions or inquiries you may contact Mr. Damon D. Testaverde, Managing Director, at 1-800-205-8031.
We believe that 2007 can be a very exciting time for our shareholders and look forward to communicating with you on a more frequent basis. I would like to thank you for your continued support and confidence. The management team of enherent is committed to growing our core business, seeking accretive acquisitions and enhancing shareholder value. Please note the recent change to our domain name to www.enherentcorp.com.
Sincerely yours,
/s/ Pamela Fredette
Pamela Fredette
Chief Executive Officer